EXHIBIT 99

Contact:	Judith Wawroski
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Announces Solid Earnings

LAREDO, Texas—(BUSINESS WIRE)—October 23, 2008—International Bancshares Corporation (“IBC”) (Nasdaq:IBOC - News) today reported net income for the first nine months of 2008 of $100.4 million, or $1.46 per share - basic ($1.46 per share diluted) compared to $85.9 million, or $1.24 per share - basic ($1.23 per share diluted) for the first nine months of 2007, which represents an increase of 18.7% in diluted earnings per share and 16.9% in net income.  Net income for the third quarter of 2008 was $33.9 million or $.49 per share - basic ($.49 per share - diluted) compared to $32.7 million or $.47 per share - basic ($.47 per share - diluted) for the third quarter 2007, which represents an increase of 4.3% in diluted earnings per share and 3.7% in net income.

Net income for the first nine months of 2007 was negatively impacted by an impairment charge of $13.1 million, after tax, on certain investments.  A significant portion of the impairment charge was the result of the Company’s strategic identification of certain investment securities sold in 2007 with the proceeds from the sales used to reduce Federal Home Loan Bank (“FHLB”) borrowings.

“Net income for the first nine months and the third quarter of 2008 represents a solid level of performance and reflects positively on IBC’s commitment to superior earnings despite the enormous disruption in the national economy and the historic intervention from the government that will potentially result in significant changes in the financial services industry.  I am pleased with the Company’s performance, especially during this period of extraordinary turmoil and anxiety existing in the U.S and world credit markets.  During this crisis, the Company has maintained strong liquidity, its sound credit underwriting standards and a sound investment strategy.

As a further note, the Company is currently studying the pros and cons of participating in the U.S. Treasury Capital Purchase Program.  Even though the Company maintains strong levels of capital, and credit quality continues to be good, the Company is considering participating in the Treasury’s plan because the plan may offer significant benefits to the Company, its shareholders and customers by providing the Company an additional layer of capital.” said Dennis E. Nixon, President and CEO.

Total assets at September 30, 2008 were $11.5 billion compared to $11.2 billion at December 31, 2007.  Total loans were $5.7 billion at September 30, 2008 compared to $5.5 billion at December 31, 2007.  Deposits were $7.0 billion at September 30, 2008 compared to $7.2 billion at December 31, 2007.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 263 facilities and 420 ATMs serving 101 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to future developments or events, expectations, plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties, including those detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml